Exhibit 107
CALCULATION OF FILING FEE TABLE
S-8
(Form Type)

Hilton Grand Vacations Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Rule 457(h)	1,250,000(1)(3)	$46.25(2)	$57,812,500(2)	0.0001381	$7,983.91
Total Offering Amounts					$57,812,500		$7,983.91
Total Fee Offsets							$0.00
Net Fee Due							$7,983.91

(1)
Amount to be registered consists of 1,250,000 shares of common stock of Hilton Grand Vacations Inc. (“Common Stock”) that may be offered or sold under the Hilton Grand Vacations Inc. 2023 Omnibus Incentive Plan, as amended (the “Plan”).

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE on May 19, 2026.

(3)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.